Exhibit (m)(ii)(B)

SCHEDULE A TO THE

SHAREHOLDER SERVICE PLAN

DIREXION INSURANCE TRUST

Investor Class:

Dynamic VP HY Bond Fund
Direxion VP Indexed Commodity Strategy Fund
Direxion VP Indexed Managed Futures Strategy Fund
Direxion VP Long/Short Global Currency Fund
Direxion Zacks VP MLP High Income Fund
Direxion VP Monthly S&P 500® Bear 2X Fund
Direxion VP Indexed Synthetic Convertible Strategy Fund
Direxion VP Indexed Synthetic Convertible Strategy Bear Fund

Last revised February 6, 2014